UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2016

Aerojet Rocketdyne Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 17, 2016, Aerojet Rocketdyne Holdings, Inc. (the “Company”), with its wholly-owned subsidiaries Aerojet Rocketdyne, Inc., Aerojet Rocketdyne of DE, Inc., Arde, Inc. and Arde-Barinco, Inc. as guarantors (the “Guarantors”), entered into a fourth amended and restated credit agreement (the “Credit Facility”) with the lenders identified therein, and Bank of America, N.A., as administrative agent.

The Credit Facility amends and restates the Company’s prior credit facility and, among other things, (i) extends the maturity date to June 17, 2021 (which date may be accelerated in certain cases); and (ii) replaces the existing revolving credit facility with (x) a revolving credit facility in an aggregate principal amount of up to $350.0 million (with a $100.0 million subfacility for standby letters of credit and a $10.0 million subfacility for swingline loans) and (y) a delayed draw term loan facility, which is available until September 17, 2016  in an aggregate principal amount of up to $400.0 million.  The term loan facility will amortize at a rate of 5.0% of the original principal amount per annum for the first two years, 7.5% of the original principal amount per annum for the following two years, and 10% of the original principal amount per annum for the fifth year, to be paid in equal quarterly installments with any remaining amounts due on the maturity date. Outstanding indebtedness under the Credit Facility may be voluntarily prepaid at any time, in whole or in part, in general without premium or penalty.

In general, borrowings under the Credit Facility will initially bear interest at a rate equal to LIBOR plus 225 basis points, or the base rate as it is defined in the credit agreement governing the Credit Facility.  In addition, the Company is initially charged a commitment fee of 40 basis points per annum on unused amounts of the revolving credit facility and 40 basis points per annum on unused amounts of the term facility commencing 30 days after close of the facility.

The Company and the Guarantors (collectively, the “Loan Parties”) guarantee the payment obligations of the Company under the Credit Facility.  Any borrowings are further secured by (i) certain equity interests owned or held by the Loan Parties and 65% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of the Loan Parties; (ii) substantially all of the tangible and intangible personal property and assets of the Loan Parties; and (iii) certain real property owned by the Loan Parties located in Culpeper, Virginia, Redmond, Washington and Los Angeles, California. The Company’s other real property located in California are excluded from collateralization under the Credit Facility.

The Company is subject to certain limitations including the ability to incur additional debt, make certain investments and acquisitions, and make certain restricted payments, including stock repurchases and dividends. Additionally, the Credit Facility includes certain financial covenants, including a maximum total leverage ratio and a minimum interest coverage ratio. The Credit Facility includes events of default usual and customary for facilities of this nature, the occurrence of which could lead to an acceleration of the Company’s obligations thereunder.

The Company will use borrowings under the Credit Facility to refinance certain existing indebtedness, including outstanding borrowings under the Company’s prior credit facility, to redeem all of its outstanding 7.125% Second-Priority Senior Secured Notes due 2021 (the “ Notes”), and for working capital and other general corporate purposes.

The description of the Credit Facility contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01                      Other Events.

On June 17, 2016, the Company instructed U.S. Bank National Association (“U.S. Bank”), as trustee and collateral agent, to deliver an irrevocable notice of the Company’s election to redeem all of the outstanding Notes to the holders of the Notes.  Pursuant to the terms of that certain indenture, dated as of January 28, 2013, as amended (the “Indenture”), by and among the Company, the guarantors named therein and U.S. Bank, as trustee and collateral agent, the Company has instructed U.S. Bank to redeem, on July 18, 2016 (the “Redemption Date”), approximately $460 million principal amount of the Notes, representing all of the outstanding Notes, at a redemption price equal to 105.344% of the principal amount thereof, plus accrued and unpaid cash interest on the Notes redeemed to, but not including, the Redemption Date.  On or before July 15, 2016, the Company shall irrevocably deposited with U.S. Bank the necessary funds for such redemption and interest payment in order to satisfy and discharge its obligations under the Indenture upon such deposit.

On June 20, 2016, the Company issued a press release announcing the entry into the Fourth Amended and Restated Credit Agreement and the intention to redeem all of the outstanding Notes.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Fourth Amended and Restated Credit Agreement, dated as of June 17, 2016, among Aerojet Rocketdyne Holdings, Inc., as Borrower, each of those Material Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages thereto and such other Material Domestic Subsidiaries of the Borrower as may from time to time become a party thereto, the several banks and other financial institutions from time to time parties thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and an L/C Issuer.

99.1	Press release, dated June 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 20, 2016	AEROJET ROCKETDYNE HOLDINGS, INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Assistant Secretary